Exhibit T3A.40.1
CERTIFICATE OF AMENDMENT
OF THE CERTIFICATE OF INCORPORATION
OF
ISELIN-JEFFERSON FACTORS, INC.
UNDER SECTION 805 OF THE BUSINESS CORPORATION LAW
* * * * * * *
     WE, THE UNDERSIGNED, Joseph A. Pollicino and William Baronoff being respectively the President and the Assistant Secretary of Iselin-Jefferson Factors, Inc. hereby certify:
     1. The name of the corporation is Iselin-Jefferson Factors, Inc.
     2. The Certificate of Incorporation of said corporation was filed by the Department of State on the 1st day of October, 1973
     3.  (a) The Certificate of Incorporation is amended to change the name of the Corporation to The CIT Group/Business Credit, Inc.
          (b) To effect the foregoing, Article First of the Certificate of Incorporation relating to the name of the corporation is amended to read:
     “FIRST: The name of the corporation is The CIT Group/Business Credit, Inc.”
     4. This amendment to the Certificate of Incorporation of Iselin-Jefferson Factors, Inc. was authorized by vote of the Board of Directors followed by the unanimous written consent of the sole shareholder.
     IN WITNESS WHEREOF, we have signed this certificate on the 17th day of April, 1986 and we affirm the statements contained therein as true under penalties of perjury.

/s/ Joseph A. Pollicino

Joseph A. Pollicino
President

/s/ William Baronoff

William Baronoff Assistant Secretary